Exhibit 99.1

MRV Announces Leadership Changes

Appointment of New Chairman and Vice Chairman and Transition of Interim CEO and VP, Finance

CHATSWORTH, Calif., January 23, 2012 -- MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced that the Company’s Board of Directors has appointed Kenneth Traub as Chairman and Robert Pons as Vice Chairman. Separately, the Company entered into Separation and Transition Agreements with each of Chris King, MRV’s interim CEO and CFO, and Blima Tuller, MRV’s VP, Finance. Under the agreements, Mr. King and Ms. Tuller will remain as executives of the Company through the later of March 30, 2012 or the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 with the Securities and Exchange Commission. Mr. King and Ms. Tuller will also work with the Company’s Board of Directors and management team in transitioning their responsibilities during this period.

Mr. Traub commented, “I am honored to be appointed Chairman of the Board of MRV. We will focus on a clear strategic plan to maximize the return of capital to our stockholders. We will support the talented and valued employees throughout our organization to enhance the operations and value of our optical equipment and network integration businesses worldwide. I look forward to working closely with Chris during this transition period, and collaborating with the rest of our team to execute our strategic plan and maximize value. Traub continued, “We all greatly appreciate Chris and Blima’s contributions to MRV as well as their ongoing commitment. I would also like to thank Philippe Tartavull, Joan Herman, Michael Keane and Michael McConnell for their contributions to our Board and wish them well in their future endeavors.”

Mr. Pons also commented, “MRV has faced various challenges in the past. We have taken decisive and constructive steps to strengthen the Company and enhance value for stockholders. I am confident that we are now better positioned to execute our strategy and return capital to stockholders.”

Mr. King added, “I look forward to working closely with the MRV Board, corporate staff and business managers worldwide over the next several weeks to continue successfully executing our strategic plan and ensure a seamless transition.”

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com